Exhibit 10.22

TRANSITION AGREEMENT

WHEREAS, Hyperdynamics Corporation (the “Company”) desires to retain the continued services of David Wesson (the “Executive”) following June 30, 2016, to amend the employment agreement between the Company and the Executive dated October 1, 2015 (the “Employment Agreement”) and to enter into a Consulting Agreement (the “Consulting Agreement”) (in the form attached hereto as Exhibit (B)) embodying the terms of such modified relationship; and

WHEREAS, the parties hereto wish to enter into this Transition Agreement to provide for an orderly transition of Executive’s responsibilities and to ensure the Executive’s time and dedication to Company matters regarding the matters specified in the Consulting Agreement until September 30, 2016 (“Transition Period”);

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.              Resignation as Officer and Employee; Return of Company Property

As of June 30, 2016, the (“Transition Effective Date”), Executive has and shall sign a waiver and release as set out in Exhibit (A) and, (a) voluntarily and irrevocably resigned as (i) the Company’s Vice President and Chief Financial Officer, and (ii) Director of SCS Corporation, and (b) accepts the position as Consultant (as defined in the Consulting Agreement) to the Company, to serve in the capacity of Contractor through the filing of the Company’s 10K. Thereafter, Executive may continue to serve as a Consultant at the pleasure of the Company’s Chief Executive Officer and Board of Directors in accordance with and subject to the applicable provisions of the Consulting Agreement, the Company’s By-Laws and applicable law; provided, however, Executive or Company may terminate with 15 days’ notice at any time following September 30, 2016. Promptly following the date hereof, Executive shall return all property of the Company in his possession; provided, however, Executive may continue to utilize such property that is reasonably necessary to perform services under the Consulting Agreement until the end of the term thereof.

2.              No Amounts Due under Employment Agreement.

By signing this Transition Agreement, the parties hereto agree that no additional compensation or benefits (or any other amounts) are payable under the Employment Agreement and at no time did the Executive have or will have any rights to payment of any form of severance or other compensation under Section 7 of the Employment Agreement.  For the avoidance of doubt, the Executive shall retain all vested rights under all Company employee benefits plans, programs and arrangements, including qualified compensation plans (specifically excluding any severance benefit plans).

3.              Compensation during the Transition

(a)                                    In consideration for the services of Executive during the Transition Period and in addition to the monthly payment of $25,000 for Executive’s services per the Consulting Agreement, the Executive shall be paid the three (3) monthly payments of $150,000 each on July 15, 2016, August 15, 2016 and September 15, 2016, provided that the Consultant remains providing services at the time of each scheduled payment.

(b)                                    In addition, the Executive shall receive on the Transition Effective Date the following:

1.              On June 30, 2016, the Company will grant non-qualified stock options to acquire 34,375 shares of the Company’s common stock with an exercise price equal to the closing price.  The options will vest upon grant and may be exercised within a twelve-month period.

2.              Full and immediate vesting of all previously issued and outstanding Employer stock options and restricted stock awards held by Executive with a twelve month period following the Transition Effective Date to exercise all Employer stock options, provided that in no event may such stock options be exercised after the latest date upon which the options would have expired by their original terms.

(c)                                     Except as provided in this Section 3, the Executive shall not accrue any other rights, benefits or compensation other than as specified in the Consulting Agreement on account of service following the Transition Effective Date.

Governing Law. This Agreement and the employment of Executive, as well as any arbitration proceedings hereunder, shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws

Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.

Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

ARBITRATION. ALL DISPUTES RELATING TO OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE SCOPE AND INTERPRETATION OF THIS ARBITRATION CLAUSE AND THE JURISDICTION OF THE ARBITRATOR, SHALL BE RESOLVED BY ARBITRATION USING THREE ARBITRATORS FOLLOWING THE RULES OF ARBITRATION OF THE AMERICAN ARBITRATION ASSOCIATION. ALL COSTS OF THE ARBITRATION SHALL BE PAID BY EMPLOYER. THE ARBITRATION PANEL SHALL BE SELECTED AS FOLLOWS: EMPLOYER SHALL SELECT ONE ARBITRATOR, EXECUTIVE SHALL SELECT ONE ARBITRATOR, AND THE TWO ARBITRATORS THUS SELECTED SHALL SELECT THE THIRD ARBITRATOR. THE ARBITRATOR SHALL HAVE THE DISCRETION TO MODIFY THE ARBITRATION PROVISIONS OF THIS AGREEMENT TO THE EXTENT NECESSARY TO AVOID A FINDING THAT SUCH ARBITRATION PROVISIONS ARE UNCONSCIONABLE OR UNENFORCEABLE. SUCH ARBITRATION SHALL BE THE SOLE AND EXCLUSIVE REMEDY FOR ALL SUCH DISPUTES AND CONTROVERSIES RELATING TO OR ARISING OUT OF THIS AGREEMENT. THE DECISION OF THE ARBITRATOR SHALL BE FINAL AND BINDING WITH REGARD TO EACH PARTY TO THE ARBITRATION.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its duly authorized officer, and Executive has executed this Agreement, effective as of the date first set forth above.

HYPERDYNAMICS CORPORATION

By:	/s/ Ray Leonard	By:	/s/ David Wesson
Name:	Ray Leonard	Name:	David Wesson, Individually
Title:	Chief Executive Officer

EXHIBIT A

Waiver and Release

This Waiver and Release (this “Release”) is granted effective as of the date signed below by David Wesson (“Executive”) in favor of Hyperdynamics Corporation (the “Company”).  This is the Release referred to in the  Transition Agreement between the Company and Executive effective June 30, 2016 (the “Transition Agreement”), the Employment Agreement between the Company and the Executive dated October 1, 2015 (the “Employment Agreement”) and the Involuntary Termination Severance Plan adopted by the Company effective as of  June 12, 2012 (the “Plan”). Capitalized terms not defined in this Release are as defined in the Plan.  Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Transition Agreement, with respect to which this Release is an integral part.  Executive agrees as follows:

1.                                      Release of the Company.  Executive, individually and on behalf of Executive’s successors, assigns, attorneys, and all those entitled to assert Executive’s rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, fiduciaries, parent corporations, subsidiaries, Affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever (collectively, “Claims”), in law or in equity, which Executive ever had or now has against the Released Parties, including, without limitation, any Claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its Affiliates and Executive.  It is understood and agreed that this Release is intended to cover all Claims, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to Claims for employment discrimination under federal or state law; Claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; Claims for statutory or common law wrongful discharge; Claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; Claims for attorney’s fees, expenses and costs; Claims for defamation; Claims for emotional distress; Claims for wages or vacation pay; Claims for benefits or that in any way relate to the design or administration of any employee benefit program, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; or Claims under any other applicable federal, state or local laws or legal concepts.

2.                                                Release of Claims Under Age Discrimination in Employment Act.  Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he or she has released and waived any and all Claims he or she has or may have as of the date of this Release under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.  Executive acknowledges and agrees that he or she has been, and hereby is, advised by the Company to consult with an attorney prior to executing this Release.  Executive further acknowledges and agrees that the Company has offered Executive the opportunity, before executing this Release, to consider this Release; and that the consideration Executive receives for this Release is in addition to amounts to which Executive was already entitled.  It is further understood that this Release is effective immediately after the execution of this Release.  Executive has read and understood the Plan, and it is incorporated herein by reference.  Executive was advised in the Employment Agreement of his rights pursuant to such Agreement. If Executive’s employment is ending as part of a group termination, Executive has received a list of the job titles and the ages of all employees eligible or selected and a list of the ages and job titles of employees in the same job classification or organizational unit who are not eligible or selected.

3.                                                Release of Unknown Claims.  Executive understands and agrees that this Release is a full and final release covering all known and unknown, suspected or unsuspected injuries, debts, Claims or damages which have arisen or may have arisen from any matters, acts, omissions or dealings released in this Release.  Executive fully understand that if any fact with respect to any matter covered in this Release is found hereinafter to be other than or different from the facts believed by Executive to be true at the time of the execution of this Release, Executive expressly accepts and assumes that this Release shall be and remain effective, notwithstanding such difference in facts.

4.                                      Limited Exceptions to Release.  The only exceptions to this Release of Claims are with respect to (1) amounts payable under the Transition Agreement; (2) such Claims as may arise after the date this Release is executed; (3) any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Texas law or otherwise; (4) Executive’s vested rights under the terms of employee benefit plans sponsored by the Company or its Affiliates; (5) an action to challenge the Release of Claims under the Age Discrimination in Employment Act; (6) applicable Workers’ Compensation benefits for occupational injuries or illnesses; and (7) any Claims which the controlling law clearly states may not be released by private agreement.

5.                                      Covenant Not to Sue.  Executive agrees and covenants not to sue in any local, state or federal court or any other court or tribunal for any Claims released by this Release.

6.                                      Confidential Information.  From and after the date hereof, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any secret or confidential information, knowledge or data relating to the Company or any Affiliate and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any Affiliate, to anyone other than the Company and those designated by it.  Should Executive be contacted or served with legal process seeking to compel Executive to disclose any such information, Executive agrees to notify the General Counsel of the Company immediately, in order that the Company may seek to resist such process if it so chooses.  It is understood, however, that the obligations of this Paragraph shall not apply to the extent that the aforesaid matters become generally known to and available for use by the public other than by acts by Executive or Executive’s representatives in violation of the Plan or this Release.

7.                                      Non-Admission.  The benefits provided under the Plan are not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Released Parties, by whom liability is expressly denied.

8.                                      Governing Law and Severability.  This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Texas.  If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

9.                                      Complete Agreement.  This Release and the Transition Agreement set forth the entire understanding and agreement between Executive and the Company concerning the subject matter of this Release and supersede and invalidate any previous agreements or contracts.  No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

I have read and understood this Release (including the Plan, which is incorporated by reference), and I hereby AGREE TO and ACCEPT its terms and conditions.

THIS IS AN IMPORTANT LEGAL DOCUMENT.  BY SIGNING IT YOU GIVE UP THE RIGHT TO SUE CERTAIN OTHER PARTIES.  YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE EFFECT OF THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS BEFORE YOU SIGN.  IF YOU DO NOT UNDERSTAND IT, DO NOT SIGN IT. BY SIGNING THIS AGREEMENT YOU HEREBY ENTER INTO THIS AGREEMENT YOU VOLUNTARILY AND OF YOUR OWN FREE WILL INTEND TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THAT YOU HAVE OR MIGHT HAVE AGAINST THE COMPANY.

/s/ David Wesson

Executive’s Printed Name

/s/ David Wesson

Executive’s Signature

06/30/2016

Executive’s Signature Date

EXHIBIT B

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into on June 30, 2016  by and between Hyperdynamics Corporation, a Delaware corporation with its headquarters in Houston, Texas (the “Company”), and David Wesson, (the “Consultant”). The Company and the Consultant may be referred to herein collectively as “Parties” and singularly as “Party”.

WHEREAS, the Company and the Consultant desire to define their respective rights and obligations under a consulting arrangement;

NOW, THERFORE, in consideration of the mutual promises, warranties and representations hereinafter set forth, the Parties agree as follows:

1.              Description of Role.

The Consultant shall provide advice and assistance to the Company on finance and accounting matters as requested from time to time by the Company.

2.              Duties of Consultant.

(a)         Consultant shall perform the following services (“Services”) on behalf of the Company in a CFO independent contractor capacity: close the Company’s Fiscal Year ended June 30, 2016 (“FY 2016”), oversee the year-end audit and prepare and assist in the filing of the Form 10-K for FY 2016, provide advice and support to the Chief Executive Officer and Board of Directors; and provide advice and assistance on such other matters as the Chief Executive Officer may from time to time request. All of the Services shall be performed solely by the Consultant and shall not be assigned to any other person without express written permission of the Company.  Until closing of the FY 2016 and filing of the Form 10-K for FY 2016 is complete, Consultant’s primary business undertaking shall be completion of such tasks.

(b)         Consultant shall perform the Services in good faith, diligently, and shall make reasonable efforts to make himself available to respond to the Company’s request for his services, it being understood that Consultant is or may become engaged in business activities for others. However, Consultant shall not perform Services in support of projects or businesses which directly compete with the Company. Consultant shall not act or communicate in a manner that disparages the Company’s reputation or relationships.

(c)          Unless mutually agreed by the Company and the Consultant, there is no minimum amount of time that Consultant is required to devote to performing the Services and the Company’s determination whether to use Consultant’s Services after September 30, 2016 for one or more projects shall be at the Company’s discretion with the agreement of Consultant upon providing 15 days’ notice.

3.     Representations and Understandings.

(a)         Consultant warrants, represents and acknowledges that Consultant has not been investigated regarding, convicted of, or pleaded guilty to any charge involving fraud, corruption, tax evasion, theft or larceny, securities violations or breach of contract in any jurisdiction.

(b)         CONSULTANT MAKES NO REPRESENTATION OR WARRANTY AS TO ACCURACY, COMPLETENESS OR RELIABILITY OF HIS SERVICES. CONSULTANT MAKES NO REPRESENTATION OR WARRANTY REGARDING THE USE BY THE COMPANY, OF HIS SERVICES, OR THE RESULTS OF SUCH USE.

4.              Independent Contractor.

Consultant shall perform all Services as an independent contractor and will not become an employee of Company. Consultant shall disclose his relationship with Company to all third parties with whom he deals in performance of the Services. Consultant shall not be entitled to any benefit which Company may provide for its employees. Consultant is solely responsible for all tax returns and tax payments required that are related to the Company’s payments to him for Services pursuant to this Agreement.

5.              Term of Consultancy.

The primary term of this Agreement shall commence on the date hereof and extend through September 30, 2016 (such period, and any extensions thereto, being referred to as the “Consultation Periods”), unless sooner terminated in accordance with the provisions of Section 8.

6.              Compensation and Reimbursement.

(a)         Company shall pay Consultant a monthly fee of U.S. $25,000, payable in cash via wire transfer or check no later than 15 days after the end of the month. The Consultant’s services end on September 30, 2016 and thereafter the monthly fee is prorated weekly at the mutual agreement of the Parties.

(b)         Company shall reimburse Consultant for all necessary and reasonable out-of-pocket expenses incurred or paid by Consultant in connection with the performance of services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it from time to time requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Consultant, and otherwise in accordance with the Company procedures from time to time in effect. All expenses above $100 shall be pre-approved by the Company.

(c)          The foregoing provides the entire compensation, including expenses incurred by the Consultant in the performance of Services required under this Agreement, and is in full discharge of any and all liabilities in contract or otherwise with respect to all Services rendered by Consultant. Consultant shall pay any taxes from any jurisdiction on payments made under this Agreement.

7.              Confidentiality.

Consultant shall keep confidential all proprietary information provided by Company or any of its affiliates or developed by Consultant hereunder during the Consultation Period and for three years thereafter. Such information shall be the property of Company or the appropriate affiliate. Consultant shall not disclose such information to any third party except with Company’s prior written consent. This obligation shall not apply to information which is or becomes part of the public knowledge from a source other than Consultant. Consultant may not make any announcement or release any information with respect to this Agreement or Services, without

Company’s prior consent. Upon termination of the Agreement or upon request of Company, Consultant shall return to Company all materials furnished by Company or any affiliate, and Consultant shall surrender all information or data developed by Consultant hereunder, unless otherwise agreed by Consultant and Company. Company may disclose this Agreement, including the compensation provisions, to whomever Company determines has a legitimate need to know such terms, including, without limitation, the government of the United States. The obligations in this Article 7 shall survive termination of this Agreement.

8.              Termination.

Either Party may terminate this Agreement by giving 15 days written notice to the other of such termination anytime following September 30, 2016. Notice of termination shall not affect the Company’s obligation to pay for Services provided prior to the notice of termination. The Agreement may be extended for sequential periods by mutual consent of the Company and the Consultant. For the avoidance of doubt, neither Party may terminate this Agreement prior to September 30, 2016 except due to a material breach by the other Party after reasonable notice and opportunity to cure.

9.              Governing Law.

This Agreement and the rights and obligations of the Parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Texas.

10.       Notices and Communications.

All notices, consents and other communications provided for herein shall be in writing and shall be properly given when delivered in person, by a recognized overnight courier service, or when sent by facsimile to the following addresses: If to Company: Hyperdynamics Corporation, 12012 Wickchester - Suite 475, Houston, Texas 77079, Telephone 713-353-9400, Facsimile 713-353-9421; Attention: Mr. Ray Leonard.

If to Consultant: David Wesson, 4011 Alcorn Bend Dr., Sugar Land, Texas 77479, Telephone 713-208-8637

Notices will be deemed effective upon delivery for personal delivery, and twenty four hours after transmission by facsimile. Either Party may change the above addresses and numbers by giving written notice of the change to the other Party.

11.       Miscellaneous.

(a)         No amendments or other changes to this Agreement shall be effective or binding on a Party unless the same shall be in writing and signed by all Parties.

(b)         This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument. Execution may be evidenced by faxed signatures or electronic signatures with original signature pages to follow promptly.

(c)          This Agreement constitutes the entire agreement and understanding among the Parties, their officers and directors with respect to the subject matter hereof. This Agreement supersedes all prior oral and written discussions, agreements and understandings relating to such subject matter.

(d)         For the avoidance of doubt, this Agreement does not extend or modify in any form any term or expiration period for options to purchase shares that may have been granted to Consultant under a separate agreement.

(e)          No waiver by either Party of any default or breach by the other Party shall be construed as a waiver of any future default or breach. No waiver of breach or default shall be implied from the acceptance of any payment or service.

(f)           In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

The Parties have executed this Agreement to be effective as of the day and year first above written.

HYPERDYNAMICS CORPORATION

/s/ Ray Leonard
By: Ray Leonard, Chief Executive Officer

/s/ David Wesson
David Wesson